EXHIBIT 10(a)

Consent of Independent Registered Public Accounting Firm

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Independent Registered Public Accounting Firm” in the Prospectus and Statement of Additional Information and to the use of our reports: (1) dated March 15, 2007, with respect to the financial statements of certain subaccounts of TFLIC Separate Account B, which are available for investment by the contract owners of the Vanguard Variable Annuity, and (2) dated March 13, 2007, with respect to the statutory-basis financial statements and schedules of Transamerica Financial Life Insurance Company in Post-Effective Amendment No. 10 to the Registration Statement (Form N-4 No. 333-65131) under the Securities Act of 1933 and related Prospectus of the Vanguard Variable Annuity.

/s/ Ernst & Young LLP

Des Moines, Iowa

April 24, 2007